UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

Atara Biotherapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard, Suite 900 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 278-8930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 6, 2017, Atara Biotherapeutics, Inc. (the “Company”) entered into a Standard Industrial Lease (the “Lease”) with Thousand Oaks Industrial Portfolio, LLC, a Delaware limited liability company (“Thousand Oaks”). The Lease provides for 90,580 of rentable square feet located in Thousand Oaks, California (the “Premises”). The term of the Lease is fifteen years (the “Initial Term”), which is currently expected to commence in the fourth quarter of 2017.

The base rent for the Premises pursuant to the Lease is $74,422.00 per month for the first year of the Initial Term, $76,654.66 per month for the second year of the Initial Term, $78,954.30 per month for the third year of the Initial Term, $81,322.93 per month for the fourth year of the Initial Term, $83,762.62 per month for the fifth year of the Initial Term, $86,275.50 per month for the sixth year of the Initial Term, $88,863.76 per month for the seventh year of the Initial Term, $91,529.67 per month for the eighth year of the Initial Term, $94,275.56 per month for the ninth year of the Initial Term, $97,103.83 per month for the tenth year of the Initial Term, $100,016.94 per month for the eleventh year of the Initial Term, $103,017.45 per month for the twelfth year of the Initial Term, $106,107.98 per month for the thirteenth year of the Initial Term, $109,291.22 per month for the fourteenth year of the Initial Term and $112,569.95 per month for the fifteenth year of the Initial Term. The Company will also pay Thousand Oaks maintenance expenses, property management fees and taxes related to the leased facility, and will be required to maintain certain insurance policies throughout the Initial Term.

The Company has the option to extend the Lease beyond the Initial Term for up to two renewal terms, the first such option to extend being for a period of ten years and the second such option to extend being for a period of nine years. The rental rate would be subject to market adjustment at the beginning of each renewal term.

The foregoing description of the Lease is only a summary and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Atara Biotherapeutics, Inc.

By:	/s/ Heather Turner
Heather Turner Executive Vice President, General Counsel and Secretary and Head of Portfolio Strategy

Date: February 7, 2017